QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 27, 2007, relating to the financial statements of Orezone Resources Inc. appearing in the Annual Report on Form 40-F of Orezone Resources Inc. for the year ended December 31, 2006 and to the use in this Registration Statement of our report dated October 25, 2007 relating to the supplemental information entitled "Orezone Resources Inc. Reconciliation to United States Generally Accepted Accounting Principles — Item 18 of Form 20-F" (which reports express unqualified opinions and include an explanatory paragraph relating to the results of the prior years being reported on by other auditors)

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Ottawa, Ontario
November 20, 2007

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM